Exhibit 99.1

Tianli Agritech’s Second Quarter Revenue Up 88%

To $5.4 Million; Net Income Up 146% to $2.1 Million;

EPS Reaches $0.26

Company Cites Rapidly Growing Hog Sales and Improving Margins

Wuhan City, China – August 11, 2010 – Tianli Agritech, Inc. (Nasdaq: OINK), a leading hog producing company headquartered in Wuhan, China, announced today its financial results for the three and six months ended June 30, 2010.

Second Quarter Financial Highlights:

•	Revenue for the second quarter increased 88% to $5.4 million, up from $2.9 million recorded in the second quarter of 2009

•	Average price per hog was up 25% for the quarter, assisted by a greater proportion of sales coming from breeder hogs

•	Gross profit increased 152% to $2.4 million as the gross profit margin rose to 44% from 33%

•	Net income in the second quarter rose nearly 150% to $2.1 million, compared to $0.9 million in the second quarter of 2009

•	Earnings per share in the second quarter of 2010 was $0.26 compared to $0.11 per share in the second quarter of 2009

Tianli’s CEO Ms. Hanying Li said, “The second quarter of 2010 was an exciting period for Tianli Agritech. We achieved excellent sales levels of both breeder hogs and meat hogs. Revenues attributable to breeder hogs increased by approximately 370%, while meat hog revenue rose 31% with a total of 25,815 hogs sold in the quarter. Significantly more hogs were sold in the quarter because we have expanded the capacity of the company’s existing farms. Another major factor is our success in maintaining high standards of health as a result of the use of our proprietary premix feed. We have increased revenues by having more hogs available for sale without incurring higher costs of medical care.

“Our net income grew even more quickly than our revenues. This reflects a higher growth rate for sales of breeder hogs, which have better margins than meat hogs and increased prices for all hogs as compared to last year. Our efficient control and management of production and administrative expenses also contributed to the strong profit improvement.”

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Six Months Financial Highlights:

•	Revenue for the six months ending June 30, 2010 was $9.9 million, up 65% compared to the first half of 2009

•	Revenue from breeder hog sales increased 249% to $3.6 million

•	Revenue from meat hog sales increased 27% to $6.3 million

•	Average sales price per hog was up 8.3%

•	Gross profit more than doubled to $4.2 million

•	Gross profit margin increased to 43% from 35%

•	Net income for the six months was up 83% to $3.8 million or $0.47 per share compared to $2.1 million and $0.25 per share for the first six months of 2009

Ms. Li continued, “We completed our IPO in late July enabling us to take further steps to build Tianli into one of China’s largest hog and pork producers. We expect to use the $10.6 million of net proceeds from the IPO to further expand our capacity by acquiring additional hog farms and purchasing more breeding stock to respond to the strong demand for hogs in China. In the meantime, we anticipate that our ninth farm, acquired in May, will lift our total annual capacity from the current level of 110,000 hogs to 130,000 by the end of 2010. Based on the results of the first half of 2010 and our expectations for the second half of 2010, we are reaffirming our guidance for the full year 2010 of $7.5 million of net income.”

Conference Call

Tianli Agritech’s CFO Bihong Zhang will host a conference call at 9:00 AM EDT, August 13 (9:00 PM Beijing/Hong Kong Time on August 13) to review the company’s financial results and to respond to questions and comments.

To participate, call U.S. toll free number 1-888-549-7735 approximately 10 minutes before the call. International callers, please dial 1-480-629-9858. The conference ID number is 4346379. A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=0000797B. Both an MP3 file one hour after the call and a transcript 48 hours after the call will be available. These will be archived for 90 days via http://www.hawkassociates.com.

The financial statements are below.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People’s Republic of China. The company is focused on growing healthy, hearty hogs for sale for breeding and meat purposes. It currently has an annual production capability of approximately 110,000 hogs and is working to increase capacity to 130,000 hogs. The company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Information for investors, including an investment profile about Tianli is available at http://www.hawkassociates.com/profile/oink.cfm. Investors may contact Frank Hawkins or Grace Huang, Hawk Associates, at (305) 451-1888, e-mail: tianli@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.hawkassociates.com.

Forward Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. Specifically, there can be no guaranty that the offering mentioned herein will close. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks

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contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

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TIANLI AGRITECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets:

Cash and cash equivalents	$2,094,881	$2,022,295
Inventories	3,182,365	3,272,438
Advances to suppliers	83,452	84,951
Other current assets	14,753	24,147

Total Current Assets	5,375,451	5,403,831

Plant and equipment	8,845,845	7,780,342
Construction in progress	1,523,808	1,346,903
Biological assets	2,000,854	742,060
Intangible assets, net	726,991	731,699

Total Assets	$18,472,949	$16,004,835

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Short-term loans	$660,929	$658,164
Accounts payable	149,652	318,488
Acquisition payables	578,756	1,793,921
Accrued payroll	—	13,034
Due to related parties	573,936	564,306

Total Current Liabilities	1,963,273	3,347,913

Total Stockholders’ Equity	16,509,676	12,656,922

Total Liabilities and Stockholders’ Equity	$18,472,949	$16,004,835

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TIANLI AGRITECH, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Sales	$5,448,315	$2,902,995	$9,918,259	$6,004,055
Cost of goods sold	3,064,619	1,955,470	5,668,572	3,898,113

Gross profit	2,383,696	947,525	4,249,687	2,105,942

General and administrative expenses	250,921	106,074	419,267	219,780
Selling expenses	13,026	2,585	24,765	3,374
Income from operations	2,119,749	838,866	3,805,655	1,882,788

Other income (expense):
Interest expense	(11,642)	(3,560)	(29,223)	(21,702)
Subsidy income	—	14,703	—	198,006
Other income	3,748	8,898	9,101	6,055

Total other income (expenses)	(7,894)	20,041	(20,122)	182,359

Income before income taxes	2,111,855	858,907	3,785,533	2,065,147

Income taxes	—	—	—	—

Net income	$2,111,855	$858,907	$3,785,533	$2,065,147

Basic & Diluted Weighted Average Shares	8,125,000	8,125,000	8,125,000	8,125,000

Basic & Diluted Earnings Per Share	$0.26	$0.11	$0.47	$0.25

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TIANLI AGRITECH, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,785,533	$2,065,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	487,301	630,654
Inventory shrinkage allowance	59,303	60,757
Changes in operating assets and liabilities:
Advances to suppliers	1,849	(28,449)
Inventories	117,578	(726,690)
Other current assets	9,459	3,972
Accounts payables	(169,522)	197,836
Accrued payroll	(13,039)	(13,510)

Total adjustments	492,929	124,570

Net cash provided by operating activities	4,278,462	2,189,717

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of construction in progress	(1,517,980)	—
Purchase of biological assets	(1,485,366)	(259,213)
Purchase of farms	(1,218,024)	(638,169)

Net cash used in investing activities	(4,221,370)	(897,382)

CASH FLOWS USED IN FINANCING ACTIVITIES
Due to related parties	—	(532,181)

Net cash used in financing activities	—	(532,181)

NET INCREASE IN CASH	57,092	760,154

EFFECT OF EXCHANGE RATE CHANGES ON CASH	15,494	114

CASH, BEGINNING OF PERIOD	2,022,295	210,311

CASH, END OF PERIOD	$2,094,881	$970,579

For more information, please contact:

Company Contact:

Tianli Agritech, Inc.

Zoe Guo

US Representative

Phone: 818-640-5616

Email: zoe@tianli-usa.com

Web: http://www.tianli-usa.com

Investor Relations Contact:

Hawk Associates

Frank Hawkins or Grace Huang

Phone: 305-451-1888

Email: tianli@hawkassociates.com

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